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                                   EXHIBIT 8.1

       Opinion of Blank Rome Comisky & McCauley LLP Concerning Tax Matters

                               February 26, 1999

                             [BLANK ROME LETTERHEAD]

NCO Group, Inc.
515 Pennsylvania Avenue
Fort Washington, PA 19034


         Re:  Acquisition of JDR Holdings, Inc.
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Gentlemen:

         You have requested our opinion concerning certain Federal income tax consequences of the merger of JDR Acquisitions Inc., an entity incorporated under the Delaware Corporation Law, as amended ("Sub"), and a wholly-owned subsidiary of NCO Group, Inc., a Pennsylvania business corporation, ("Parent"), with and into JDR Holdings, Inc., an entity incorporated under the Delaware Corporation Law ("JDR"). The terms of the merger are described in the Joint Proxy Statement/ Prospectus of Parent dated on or about March 1, 1999 (the "Prospectus"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Prospectus, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificates of Parent and Sub and the Officer's Certificate of JDR (attached as exhibits hereto) relating to the truth, correctness and completeness of those facts and the facts in the Prospectus, including the financial statements and exhibits that are a part thereof. Those exhibits include the Agreement and Plan of Reorganization and the Agreement and Plan of Merger both dated as of November 1, 1998 by and between Parent, Sub and JDR (together, the "Plan of Merger"). This opinion is being furnished pursuant to the Plan of Merger, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Plan of Merger.

         In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Parent, Sub, JDR and others. In particular, we have relied upon certain representations of the managements of Parent, Sub and JDR in the Officer's Certificates which are attached hereto.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code")(1), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

         Based solely upon the foregoing and provided that the Merger and the other transactions contemplated by the Plan of Merger are consummated in the manner described in the Prospectus, we are of the opinion that under present law, for federal income tax purposes:

                  1. The Merger of Sub into JDR will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent, Sub and JDR each will be "a party to a

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(1) Unless otherwise indicated, all section references are to sections of the
    Code.

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reorganization" within the meaning of Section 368(b) of the Code.

                  2. JDR shareholders will recognize no gain or loss upon their exchange of JDR stock for shares of Parent Common Stock. Code Section 354(a).

                  3. The basis of the Parent Common Stock received by the shareholders of JDR (including fractional shares) will be same as the basis of the JDR stock surrendered in exchange. Code Section 358(a)(1).

                  4. The holding period of the Parent Common Stock received by a JDR shareholder (including any fractional shares) will include the period during which the JDR stock surrendered in exchange therefor was held by such JDR shareholder, provided that the JDR stock surrendered was a capital asset in the hands of such JDR shareholder on the date of the exchange. Code Section 1223(a).

                  5. Cash received by shareholders of JDR in lieu of fractional shares of Parent will be treated as a distribution in redemption of their fractional share interests subject to the provisions and limitations of Section 302 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116.

         This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein, including the tax treatment of the substitution by Parent of any options to purchase JDR Common Stock. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

         Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

         Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

         We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.

         This letter is solely for your use in connection with the transaction referenced herein. It may not be reproduced, quoted in whole or in part, referred to in any other context or filed with any governmental agency without the prior written consent of this firm.

                                            Very truly yours,


                                          /s/ Blank Rome Comisky & McCauley LLP
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                                          BLANK ROME COMISKY & McCAULEY LLP